Exhibit 10.2

Amendment to Employment Agreement

THIS Amendment (the “Amendment”) to the Amended Employment Agreement dated June 7, 2007 (the “Agreement”) is entered into as of May 9, 2021 (the “Effective Date”), by and between Matthew Rabinowitz (the “Employee”) and Natera, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Employee and the Company entered into the Agreement dated June 7, 2007, which amended and restated in its entirety the Employment Agreement entered into between the parties hereto on January 27, 2007.

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties agree as follows.

A.             Amendment to Section 1(a). Section 1(a) of the Agreement is hereby amended and restated in its entirety as follows, and Sections 1(b), 1(c), 1(d) and 1(e) shall be re-numbered accordingly:

(a)             Position. Effective as of the Effective Date, the Company agrees to continue to employ the Employee (the “Employment”). From the Effective Date through the earlier of the date Employee’s Employment terminates or December 31, 2023, (i) the Employee shall hold the position of Executive Chairman and shall report to the Company’s Board of Directors (the “Board”), and (ii) the Board will nominate Employee to serve as a member of the Board and shall recommend that the Company’s stockholders vote in favor of the election of Employee as a member of the Board.

(b)             Future Service. The Company, the Employee and the Board may mutually agree to continue Executive’s Employment with or services to the Company beyond December 31, 2023. If:

(i)             the Employee and the Board mutually agree, no later than September 30, 2023, on the compensation and other employment terms pursuant to which the Employee’s service as Executive Chairman shall continue beyond December 31, 2023, then such service shall continue; provided, however, that Employee’s termination benefits as set forth in Section 6 of the Agreement shall remain in place (for purposes of clarity, any mutually agreed upon compensation shall not be deemed to be an Involuntary Termination); or

(ii)             the Employee and the Board mutually agree, no later than September 30, 2023, to end the Employee’s service Executive Chairman as of the close of business on December 31, 2023, and the Board extends an offer to Employee to continue to serve as Chairman of the Board, then the Employee shall be entitled to receive cash and equity compensation for such service as Chairman of the Board pursuant to the Company’s non-employee director compensation program in effect at such time; in this scenario, this Agreement, and Employee’s employment, shall terminate as of the close of business on December 31, 2023, but such termination shall not be deemed to be an Involuntary Termination; and the Employee’s then-outstanding equity will continue to vest pursuant to the terms of the applicable equity incentive plans and award agreements as Employee continues to serve as a non-employee director on the Board; or

(iii)             the Employee and the Board are unable to mutually agree, prior to September 30, 2023, to terms for the Employee’s continued service as Executive Chairman, but the Board extends an offer to Employee to continue to serve as Chairman of the Board, then the Employee shall be entitled to receive cash and equity compensation for such services pursuant to the Company’s non-employee director compensation program in effect at such time; this Agreement, and Employee’s employment, shall terminate as of the close of business on December 31, 2023; the Employee shall be entitled to receive the termination benefits for an Involuntary Termination in accordance with Section 6 hereof; and the Employee’s remaining then-outstanding equity will continue to vest pursuant to the terms of the applicable equity incentive plans and award agreements as Employee continues to serve as a non-employee director on the Board; or

(iv)            the Employee and the Board are unable to mutually agree, prior to September 30, 2023, to terms for the Employee’s continued service as Executive Chairman, and the Board determines not to extend an offer to Employee to continue to serve as Chairman of the Board, then this Agreement, and Employee’s employment, shall terminate as of the close of business on December 31, 2023; the Employee shall be entitled to receive the termination benefits for an Involuntary Termination set forth in accordance with Section 6 hereof, except for the benefits set forth in Section 6(b), in place of which the Employee shall be entitled to be vested in 100% of Employee’s then-unvested option shares and shares granted pursuant to stock or other equity or equity-based awards (“Equity Awards”), which for purposes of this Section 1(b)(iv) shall include milestone-based equity awards, as of December 31, 2023; and the Employee’s service on the Board will automatically terminate at the Company’s annual meeting of stockholders held in 2024.

Notwithstanding any of the foregoing, the Employee’s continued service as a member of the Board shall remain subject to stockholder approval at any annual or special meeting of stockholders.

B.             Amendment to Section 2. Section 2 of the Agreement is hereby amended and restated in its entirety as follows:

2.             Cash and Incentive Compensation. The Employee shall receive compensation for his services during fiscal years 2021, 2022 and 2023 as set forth in this Section 2, provided that he continues during this time to devote substantially the same amount of effort and time to the Company, including spending in aggregate a minimum of three business days per week (excluding holidays and paid vacations in accordance with the Company’s vacation policy as may be amended from time to time) (the “Requisite Effort”), throughout such time period.

(a)             Salary. The Company shall pay the Employee as compensation for his services an initial base salary at a gross annual rate of $333,000.00 (Three Hundred Thirty-Three Thousand Dollars) for each fiscal year 2021, 2022 and 2023. Such salary shall be payable in accordance with the Company’s standard payroll procedures. The annual compensation specified in this Section 2(a), as in effect from time to time, is referred to in this Agreement as “Base Salary.”

(b)             Cash Bonus. The Employee shall be eligible for an annual incentive bonus equal to 50% of his Base Salary for each fiscal year 2021, 2022 and 2023 (the “Eligible Bonus”), payable to the extent applicable performance goals established and approved by the Board or its Compensation Committee have been satisfied for the applicable fiscal year. The Board or its Compensation Committee shall use commercially reasonable efforts to communicate the individual and corporate performance goals to the Executive by March 31st of each year, subject to any reasonable and necessary revisions to such goals during the year to accommodate the changing requirements of the Company’s business. Such bonus shall be awarded based on the Company bonus policy and pursuant to the Company’s Management Cash Incentive Plan and, except as is otherwise provided herein, is subject to change at the sole discretion of the Company. The determination of the Company’s Board or its Compensation Committee with respect to bonuses and the achievement of the applicable individual and corporate performance goals shall be final and binding on the Employee. Except as may otherwise be approved by the Board or its Compensation Committee in the event that Employee transitions to serving as a non-employee member of the Board or to other service as provided in Section 1(b), and except as otherwise provided herein, the Employee shall not be entitled to an annual bonus if the Employee is not employed by the Company on the date when such bonus is paid or to a prorated bonus distribution upon a Separation from the Company.

(c)             Annual Equity Awards. Subject to the approval of the Board or its Compensation Committee, in connection with the Company’s annual equity award process and consistent with the Company’s standard equity grant cycle, the Company shall grant Employee annual equity awards for each of fiscal year 2021, 2022 and 2023 (contingent upon Employee’s continued Employment with the Company through the applicable grant date) as set forth in this Section 2(c).

(i)             Fiscal 2021.

(A)            A time-based option to purchase 28,621 shares of the Company’s Common Stock (the “2021 Time-Based Option Award”). The 2021 Time-Based Option Award will vest consistent with the Company’s standard four-year vesting schedule.

(B)             A performance-based option to purchase 28,621 shares of the Company’s Common Stock (the “2021 Performance-Based Option Award”). The 2021 Performance-Based Option Award shall vest based on achievement of the same milestone applicable to the revenue-based Performance Stock Unit granted to the Company’s Chief Executive Officer for fiscal 2021.

(C)             A performance-based option to purchase 162,758 shares of the Company’s Common Stock (the “2021 LTI Option Award”). The 2021 LTI Option Award shall vest based on achievement of the same milestone applicable to the market capitalization-based Performance Stock Unit granted to the Company’s Chief Executive Officer for fiscal 2021.

(ii)             Fiscal 2022. The lesser of (i) options to purchase 220,000 shares of the Company’s Common Stock and (ii) options in an amount equal to 90% of the value of the annual equity award(s) granted to the Company’s Chief Executive Officer for such fiscal year (“CEO 2022 Equity”), in either case allocated among time-based and all performance-based vesting conditions in the same proportions as the CEO 2022 Equity. The calculations of values and allocations pursuant to this paragraph shall be based on the Black Scholes value of the CEO 2022 Equity as of the grant date.

(iii)             Fiscal 2023. The lesser of (i) options to purchase 220,000 shares of the Company’s Common Stock and (ii) options in an amount equal to 80% of the value of the annual equity award(s) granted to the Company’s Chief Executive Officer for such fiscal year (“CEO 2023 Equity”), in either case allocated among time-based and all performance-based vesting conditions in the same proportions as the CEO 2023 Equity. The calculations of values and allocations pursuant to this paragraph shall be based on the Black Scholes value of the CEO 2023 Equity as of the grant date.

(iv)             General Terms. The exercise price per share of the option awards set forth in this Section 2(c) will be the closing price of the Company’s Common Stock on the date such awards are granted. The awards shall be subject to the terms and conditions applicable to options granted under the Company’s 2015 Equity Incentive Plan (the “Plan”), as described in the Plan and in each applicable award agreement. The vesting terms and conditions of any performance-based awards will be set forth in the applicable award agreement.

C.             Amendments to Section 6.

Sections 6(a) and 6(b) of the Employment Agreement are hereby amended and restated as follows:

(a)             Severance Pay. If, during the term of this Agreement, the Employee is subject to an Involuntary Termination, then the Company shall pay the Employee upon termination a lump sum equivalent to nine months of the Base Salary (or, if such Involuntary Termination occurs in connection with, or within 12 months following, a Change in Control of the Company, a lump sum equivalent to 18 months of the Base Salary). If the Company determines that Employee is a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”) when his employment terminates, then (i) the lump-sum payment under this Subsection (a), to the extent that it is subject to Code Section 409A, will be paid on the first business day following the earlier of (1) expiration of the six-month period measured after the termination of the Employee’s employment and (2) the date of Employee’s death. Payments under this Agreement are intended to be exempt from the application of Code Section 409A and will be construed to the maximum extent possible consistent with such intent. All references in this Agreement to an Involuntary Termination or termination of employment or service shall be construed, to the greatest extent possible, as referring to a “separation from service,” as defined under Code Section 409A and the Treasury regulations promulgated thereunder.

The cash Severance payment will be made within sixty days after the Executive’s Separation; however, if such sixty-day period spans two calendar years, then the payment will in any event be made in the second calendar year.

(b)             Vesting of Equity. If, during the term of this Agreement, the Employee is subject to an Involuntary Termination, then the Employee shall become vested in (1) an additional 50% of Employee's then-unvested Equity Awards or, if greater, (2) the vested percentage of shares subject to Equity Awards shall be determined by adding 12 months to the actual period of Employee’s service completed with the Company.

Section 6(c) is hereby amended by adding the following paragraph as a second paragraph:

For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, any greater benefits granted to the Employee pursuant to the terms of an existing equity award shall not be superseded hereby. In addition, except as otherwise provided in Section 1(b)(iv), the vesting conditions, including accelerated vesting in the event of an Involuntary Termination or in the event of a CIC Involuntary Termination, applicable to performance-based equity awards shall be as set forth in the agreements applicable to such awards.

Section 6(d) is hereby amended and restated as follows:

(d)             Health Insurance. If Subsection (a) above applies, and if the Employee elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his Employment, then the Company shall pay the Employee's monthly premium under COBRA until the earliest of (i) 12 months after the Employee’s cessation of employment (18 months after the Employee’s cessation of employment, if such Involuntary Termination occurs in connection with, or within 12 months following, a Change in Control), (ii) the expiration of the Employee’s continuation coverage under COBRA or (iii) the date when the Employee receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

D.             Section 9. The following language is appended to the Agreement as a new Section 9:

9.	Golden Parachute Tax Limitation.

(a)             In the event that it is determined that any payment or distribution of any type (cash, equity or otherwise) to or for the benefit of the Employee made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or under any other agreement including the Employee’s equity award agreements (the “Total Payments”), would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then:

(b)             The Total Payments shall be made to the Employee either (i) in full or (ii) as to such lesser amount as would result in no portion of the Total Payments being subject to Excise Tax (a “Reduced Payment”), whichever of the foregoing results in the receipt by the Employee on an after-tax basis, of benefits of the greatest value, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax.

(c)             For avoidance of doubt, the Total Payments shall include acceleration of vesting of Equity Awards granted by the Company that accelerate in connection with a Change in Control of the Company, but only to the extent such acceleration of vesting is deemed a parachute payment with respect to a change in control of the Company.

(d)             The determination (the “Determination”) as to whether any of the Total Payments are “parachute payments” (within the meaning of Code Section 280G) and whether to make a Reduced Payment shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”), which shall provide such Determination, together with detailed supporting calculations both to the Company and to the Employee within seven business days of the Employee’s separation from service, if applicable, or such earlier time as is requested by the Company or by the Employee (if the Employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). In any event, as promptly as practicable following the Accounting Firm’s Determination, the Company shall pay or transfer to or for the benefit of the Employee such amounts as are then due to him and shall promptly pay or transfer to or for the benefit of the Employee in the future such amounts as become due to him. Any determination by the Accounting Firm shall be binding upon the Company and the Employee, absent manifest error.

(e)             For purposes of determining whether to make a Reduced Payment, if applicable, the Company shall cause to be taken into account all federal, state and local income and employment taxes and excise taxes applicable to the Employee (including the Excise Tax). If a Reduced Payment is made, the Company shall reduce or eliminate the Total Payments in the following order: (1) cancellation of accelerated vesting of options with no intrinsic value, (2) reduction of cash payments, (3) cancellation of accelerated vesting of Equity Awards other than options, (4) cancellation of accelerated vesting of options with intrinsic value and (5) reduction of other benefits paid to the Employee. In the event that acceleration of vesting is reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s Equity Awards. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with payments or benefits which are to be paid farthest in time from the date of the Determination. For avoidance of doubt, an option will be considered to have no intrinsic value if the exercise price of the shares subject to the option exceeds the fair market value of such shares.

(f)             As a result of uncertainty in the application of Code Sections 4999 and 280G of at the time of the initial Determination by the Accounting Firm hereunder, it is possible that payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of whether and to what extent a Reduced Payment shall be made hereunder. In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the event that the Accounting Firm determines that an Overpayment has occurred, such Overpayment shall be treated for all purposes as a loan to the Employee that Employee shall repay to the Company, together with interest at the applicable federal rate provided in Code Section 7872(f)(2); provided, however, that no amount shall be payable by the Employee to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under Code Section 4999. In the event that the Accounting Firm determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Employee, together with interest at the applicable federal rate provided in Code Section 7872(f)(2).

(g)             If this Section 9 is applicable with respect to an Employee’s receipt of a Reduced Payment, it shall supersede any contrary provision of any plan, arrangement or agreement governing the Employee’s rights to the Total Payments.

E.             No Other Changes. This Amendment does not alter any term or condition of the Agreement other than as expressly set forth herein. If there is any conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

F.             References. All references in the Amended Employment Agreement dated June 7, 2007 to “this Agreement” shall be deemed to refer to such Amended Employment Agreement as amended hereby.

G.             Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EMPLOYEE

By:	/s/ Matthew Rabinowitz

Date:	May 9, 2021

Name: Matthew Rabinowitz

Personal Email Address:

Address:

NATERA, INC.

By:	/s/ Todd Cozzens

Date:	May 9, 2021

Name:	Todd Cozzens

Title: Director